UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 1, 2016

Eastside Distilling, Inc.

 (Exact name of registrant as specified in its charter)

Nevada	000-54959	20-3937596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1805 SE Martin Luther King Jr Blvd. 97214

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (971) 888-4264

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

We are filing this Amendment No. 1 to Current Report on Form 8-K to denote that our Common Unit Offering referred to below has been increased to 40,000,000 Common Units (from 30,000,000 Common Units as previously disclosed in the original Current Report on Form 8-K filed on June 1, 2016).

Section 8 – Other Events

Item 8.01 Other Events

1.	We are currently offering up to 40,000,000 units in a common stock and warrant unit offering (“Common Unit Offering”) at a price of $0.05 per unit (“Common Units”). Each Common Unit consists of (i) 1 share of our Common Stock and (ii) one Warrant (the “Warrants”), exercisable for 3-years, to purchase one (1) share of Common Stock at an exercise price of $0.10 per whole share (the “Warrant Shares”). The securities being offered in the Common Unit Offering will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K is not an offer to sell or the solicitation of an offer to buy any such securities in the Common Unit Offering.

2.	We are currently offering up to 3,000 units in a series A preferred stock and warrant unit offering (“Preferred Unit Offering”) at a price of $1,000 per Unit (“Series A Units”). Each Series A Unit consists of (i) 1 share of our Series A Convertible Preferred Stock (“Series A Preferred”) convertible into shares of our common stock, $0.0001 par value per share (“Common Stock”) at a rate of $0.075 per share (the “Conversion Shares”), and (ii) one Warrant (the “Series A Warrants”), exercisable for 3-years, to purchase thirteen thousand three hundred thirty two shares (13,332) shares of Common Stock at an exercise price of $0.10 per whole share (the “Warrant Shares”). The securities being offered in the Preferred Unit Offering will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K is not an offer to sell or the solicitation of an offer to buy any such securities in the Preferred Unit Offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTSIDE DISTILLING, INC.

(Registrant)

Date: June 15, 2016	By:	/s/ Steven Earles
Steven Earles
President and Chief Executive Officer